Exhibit 10.34

Project number 856836 /30000 MAB/SAH

Funding Agreement

between

Österreichischen Forschungsförderungsgesellschaft mbH (FFG)

as the funding agency

and

ARSANIS Biosciences GmbH

Helmut-Qualtinger-Gasse 2

1030 Vienna

Co. Reg. 354305m

as the funding recipient.

Section 1 Award of Funding

1.1	Based on the research proposal “Development of antibody-based therapeutics for the treatment of life-threatening pneumococcal disease” submitted via eCall on 05/12/2016, and based on the expert decision of the Advisory council meeting on 06/27/2016. a grant is being made for the following project:

Project number:	856836
eCall number:	7848218
Previous project number:	851485
Project name (The subject of the agreement):
Development of antibody-based therapeutics for the treatment of life threatening pneumococcal disease
Program:	Basic program

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Österreichische Forschungsförderungsgesellschaft mbH Sensengasse 1 1090 Vienna	Tel +43 (0)5 7755 - 0 Fax +43 (0)5 7755 - 97900 www.ffg.at.office@ffg.at Reg. Co.252263a Vienna Comm. Court

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Section 2 Project Duration

2.1	The total project duration is from 02/01/2013 until 04/30/2017.

2.2	The grant for the entire project from FFG depends on visible results from submitted reports, continued compliance with the evaluation and decision-making criteria, also on the budget available to the granting body, and on a further positive funding decision.

Section 3 Funding Period

3.1	The current funding period of the project starts on 05/01/2016 as the date of award and ends on 04/30/2017.

Section 4 Type and Amount of Funding

4.1	The funding will be provided in the following form for the funding period referred to in Section 3:

Type of funding	Amount up to max.
Subsidy from FFG	EUR 550,900.00
Loan from FFG	EUR 432,900.00

Terms of Loan
Interest rate	0.75% p.a. on current balance
Repayment date:	03/31/2020
Amount to be repaid:	EUR 432,900.00
Collection of Interest and Principal:	by Direct Debit
Interest Calculation:	every six months in arrears, or when loan falls due

4.2	The grant percentage of the project is 50.0% of the project costs that qualify and can be demonstrated. The financing of the remainder of the costs of the project must be provided by the grant recipient. On the basis of the information in the budget, the cash value of the grant is EUR 585,219.00, which is 29.7% in relation to the project costs that qualify under item 5.1.

4.3	The EU framework currently allows a level of subsidy by the state for Research, Development and Innovation of 45.0%.

4.4	Any reduction in expenditure on qualifying project costs will lead to a pro rata reduction in the subsidy.

4.5	The statement of the qualifying project costs under Section 5, as well as any interim or final report of costs do not imply, prior to checking by the FFG, any acceptance of the costs. The final level of the total qualifying project costs and of the grant will only be determined after the conclusion of the project as part of the review of the accounts.

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Österreichische Forschungsförderungsgesellschaft mbH Sensengasse 1 1090 Vienna	Tel +43 (0)5 7755 - 0 Fax +43 (0)5 7755 - 97900 www.ffg.at.office@ffg.at Reg. Co.252263a Vienna Comm. Court

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Section 5 Qualifying Costs

5.1	The grant is based on the following qualifying project costs:

Staff costs	EUR	922,316.00
Cost of materials and overheads	EUR	662,500.00
Third-party services	EUR	357,600.00
Travel expenses	EUR	25,375.00

Total qualifying costs	EUR	1,967,791.00

5.2	Qualifying costs are all the costs that are attributable to the project that arise directly, in fact and additionally (to the normal operating expenses) during the grant period defined in Section 3. Other supplementary provisions relating to the qualifying costs can be found in the FFG Directive “KMU”, the Cost Guidelines and the Guidelines for Individual Projects for Experimental Development (each in the version referred in 14.1).

5.3	Any significant modifications to the cost structure are subject to the prior written approval of FFG.

5.4	The VAT charged on the qualifying services cannot be funded. However, if this VAT can be shown to be actually paid as the final consumer by the grant recipient, meaning that they are not entitled to deduct any input tax, then it will be treated as a qualifying cost element.

The grant provided by the Funding Body is a genuine subsidy, not subject to VAT, as there is no exchange of goods or services, but instead a public interest in carrying out the activity of the research.

The grant value is a gross amount. No additional, separate payments of any costs and taxes by FFG are permitted - for any reason whatsoever.

The interest payable on the loan / the liability guarantee are subject to an exemption from VAT as per Section 6 para. 1 item 8 UStG (Umsatzsteuergesetz [Value Added Tax Act]).

5.5	If the term for amortization (under Section 285 ABGB (Allgemeines Bürgerliches Gesetzbuch [General Civil Code])) of an item that is acquired for the project exceeds the period of the grant, the depreciation costs qualify as per the Guidelines for Individual Projects for Experimental Development and the Cost Guidelines (each in the version listed under 14.1) for grants in the way defined there.

5.6	Grant funds from the Granting body, under the Einkommensteuergesetz [Income Tax Act 1988], Fed. Gazette number 400/1988 may not be used to created provisions or reserves. Grant funds are only to be used for the grant application activities and aims.

5.7	The costs incurred by the grant recipient or his partners in preparing contracts or bank transfer costs must be borne by them and are not qualifying costs.

5.8	The granting body reserves the right to defer the disbursement of a grant, to reduce or to suspend it, if and for as long as circumstances exist that appear to show that the funded project is not being carried out in a proper manner, (e.g. no schedule of costs is provided as defined).

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Österreichische Forschungsförderungsgesellschaft mbH Sensengasse 1 1090 Vienna	Tel +43 (0)5 7755 - 0 Fax +43 (0)5 7755 - 97900 www.ffg.at.office@ffg.at Reg. Co.252263a Vienna Comm. Court

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5.9	Grant funds that the FFG provides for the direct funding of science and research, to pay for costs or expenditure, come from public money and are therefore tax free under Section 3 para. 1 item 3 letter c) of the EStG (Einkommensteuergesetz [Income Tax Act]) in combination with Section 3 para. 4 line 3 EStG.

Section 6 Conditions and Duties

6.1	Special, project-specific conditions and duties

1.	For Ms. Redl only the costs for the patent application are to be subsidized.

2	The grant is subject to the continued existence of the Development location including staff and IP rights until at least 06/30/2022.

6.2	The original, signed grant agreement must be returned to the granting body at the latest 4 weeks after receipt.

6.3	By signing this grant agreement, the grant recipient undertakes that they will keep the granting body informed - at the latest by means of the required reports - of all requested and/or approved public grants that relate either directly or indirectly to this project.

Section 7 Disbursement of the Grant

7.1	The disbursement of the 1st installment, totaling 50% of the agreed grant funds will be made after conclusion of the Grant Agreement and fulfillment of the agreed conditions and duties set out in Section 6.

The second installment of 30% will be disbursed on approval of an interim report, which must provide proof of 50% of the approved total costs, and on fulfillment of the conditions and duties in Section 6.

The disbursement of the final installment of 20% of the total approved grant funding will be made only after completion of all conditions and duties (final accounts, final report, etc.) and after checking and approval of the proofs of expenditure (acceptance of accounts) by the FFG.

7.2	The transfer will be made to the following account held by the grant recipient

Account holder:             ARSANIS Biosciences GmbH

Bank name:

IBAN:

BIC/SWIFT:

Section 8 Reporting Requirements

8.1	The grant recipient shall report to FFG in accordance with Section 3 of the general grant terms on the execution of the subsidized project, by submitting professional reports (interim and final reports) and accounts. The reports and accounts must be submitted via eCall (https://ecall.ffg.at). The forms provided in eCall must be used. On request, other documents may also need to be submitted to FFG.

8.2.1	Where a grant is given for prototypes the grant recipient must inform FFG of the location or the future use of the prototype(s).

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Section 9 Amendments to the Agreement

9.1	Amendments to the present agreement may only be made explicitly and in writing. This also applies to any variation of this provision.

9.2	Subsequent amendments to the agreed conditions and duties may, if necessary because of the existence of special circumstances, be mutually agreed in the form of written addenda, and subject to renewed approval by the Advisory Board.

Section 10 Liability

10.1	The grant recipient accepts full liability vis a vis the FFG, for compliance with all contractual provisions. The grant recipient is also liable for the actions of third parties whom he represents (e.g. owners, company bodies, etc.). The grant recipient shall indemnify the FFG for any claims by third parties.

Section 11 Severability Clause

11.1	Should a provision of this grant agreement prove to be invalid, the validity of the other provisions of the grant agreement remain unaffected. The parties to the agreement undertake to replace the invalid provision with one that comes as close as possible to the intent of this grant agreement.

Section 12 Applicable Law

12.1	This agreement and all its Annexes are subject to Austrian Law, excluding the referral standards of Austrian international private law.

Section 13 Jurisdiction

13.1	The jurisdiction for all and any legal disputes arising from the grant is agreed to be the relevant court of jurisdiction in Vienna. The FFG retains the right to also sue the grant recipient at the latter’s normal place of jurisdiction.

Section 14 Components of the Agreement

14.1	The following documents represent the total components of the grant agreement:

•	the grant application submitted via eCall (“Development of antibody-based therapeutics for the treatment of life threatening pneumococcal disease”) in the version dated 05/12/2016

•	General grant conditions for grant agreements, in its current form (2015 Version)

•	Guidelines for individual projects for experimental development, Version 3 .1

•	Cost Guidelines Version 2.0

14.2	The legal bases for this grant agreement are specifically:

•	The Österreichische Forschungsförderungsgesellschaft mbH-Errichtungsgesetz [law creating the Austrian Research Grant Company]) (Forschungsförderungs Strukturreformgesetz [Research Support Structural Reform Law]) each in their current version

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•	EU framework for state subsidies to promote Research, Development and Innovation (OJ C 198 dated 06/27/2014)

•	Commission Regulation (EU) 651/2014 dated June 17, 2014 declaring certain categories of aid compatible with the internal market in application of Articles 107 and 108 of the Treaty on the Functioning of the European Union (TFEU 2014)

•	Directive for the Österreichische Forschungsförderungsgesellschaft mbH [Austrian Research Support Company] to further applied research, development and innovation (FFG-Directive “KMU” GZ: BMVIT- 609.986/0012-III/I2/2014 and BMWFW-98.310/0102-C1/10/2014). This Directive was submitted on the basis of TFEU 2014 to the European Commission for exemption.

The grant recipient confirms that they have knowledge of all parts of the agreement and accepts them unreservedly and is aware that non-compliance with the above provisions of the agreement can lead to a possible demand to return the grant monies.

The grant recipient confirms that no pending demands for return of monies by the European Commission currently exist, and that no retroactive demand of incompatible subsidies will be entertained.

The grant recipient gives its permission to use the data listed under Art. 9 para.1 TFEU (EU Regulation number 651/ 2014) Annex III for a publication of information, provided the cash value of the grant (gross subsidy equivalent) exceeds EUR 500,000.00.

For the Granting Body:
Österreichische Forschungsförderungsgesellschaft mbH (FFG)	[stamp:] Österreichische
Forschungsförderungsgesellscha
Vienna, on 06/27/2016	ft mbH (FFG)

/s/ Dr. Henrietta Egerth-Stadlhuber	/s/ Dr. Klaus Pseiner
Dr. Henrietta Egerth-Stadlhuber	Dr. Klaus Pseiner
Managing Director	Managing Director

Grant Recipient
ARSANIS
Vienna, on 07/14/2016	Biosciences GmbH
MarxBox
/s/ Dr. Eszter Nagy	Helmut-Qualtinger-Gasse 2
(Authorized signature, please add name and job-title in block capitals)	1030 Vienna

Dr. Eszter Nagy

Managing Director

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Österreichische Forschungsförderungsgesellschaft mbH Sensengasse 1 1090 Vienna	Tel +43 (0)5 7755 - 0 Fax +43 (0)5 7755 - 97900 www.ffg.at.office@ffg.at Reg. Co.252263a Vienna Comm. Court

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Annexes:

Directive for the Österreichische Forschungsförderungsgesellschaft mbH to further applied research, development and innovation (FFG-Directive “KMU”)

via link https://www.ffg.at/recht-finanzen/rechtsgrundlagen

General grant conditions for grant agreements in current form (2015 Version)

Guidelines for individual projects for experimental development, Version 3.1

Cost Guidelines Version 2.0

Österreichische Forschungsförderungsgesellschaft mbH Sensengasse 1 1090 Vienna	Tel +43 (0)5 7755 - 0 Fax +43 (0)5 7755 - 97900 www.ffg.at.office@ffg.at Reg. Co.252263a Vienna Comm. Court